EXHIBIT (j)

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Counsel and Independent Auditors" and to the use of our reports dated June 11, 2001 with respect to Dreyfus Premier NexTech Fund and November 8, 2001 with respect to Dreyfus Premier Micro-Cap Growth Fund, which are incorporated by reference, in this Registration Statement (Form N-1A No. 333-34474) of Dreyfus Premier Opportunity Funds.

ERNST & YOUNG LLP

New York, New York
November 26, 2001